Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

-- Highlighted by Record Trust and Investment Services Fee Income, Strong Loan Growth and an 8% Increase in Quarterly Cash Dividend Declared in January --
-- First Quarter Credit Metrics Reflect Increase in Non-Performing Assets --

MADISON, Wis., April 27, 2017 (GLOBE NEWSWIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (NASDAQ:FBIZ), the parent company of First Business Bank, First Business Bank - Milwaukee and Alterra Bank (“Alterra”), today reported first quarter 2017 results including record trust and investment services fee income and solid loan growth. Overall performance trends reflect the Company’s previously disclosed decision to temporarily slow Small Business Administration (“SBA”) loan production, beginning in the second half of 2016, in order to make significant investments in the platform. Overall credit quality metrics reflect an increase in non-performing assets.
Highlights for the quarter ended March 31, 2017 include:

•	Net income totaled $3.4 million, compared to $4.6 million in the first quarter of 2016.

•	Diluted earnings per common share measured $0.39, compared to $0.52 for the first quarter of 2016.

•	The Company increased its quarterly cash dividend declared in January 8.3% to $0.13 per share, compared to $0.12 per share for the first quarter of 2016.

•
Annualized return on average assets and annualized return on average equity measured 0.77% and 8.31%, respectively, for the first quarter of 2017, compared to 1.00% and 11.70%, respectively, for the first quarter of 2016.

•	Trust and investment services fee income was a record $1.6 million, compared to $1.3 million for the first quarter of 2016.

•	Top line revenue, consisting of net interest income and total non-interest income, totaled $19.0 million, compared to $20.1 million for the first quarter of 2016.

•	Net interest margin measured 3.51%, compared to 3.59% for the first quarter of 2016.

•	The Company’s efficiency ratio measured 70.85%, compared to 62.44% for the first quarter of 2016.

•	Provision for loan and lease losses was $572,000, up from $525,000 for the first quarter of 2016.

•	Provision for loan and lease losses included net recoveries of $182,000, compared to net charge-offs of $157,000 for the first quarter of 2016.

•	Period-end gross loans and leases receivable increased to $1.481 billion, up 8.4% annualized from December 31, 2016 and 2.2% from March 31, 2016.

•
Non-performing assets as a percent of total assets measured 2.17% at period end, compared to 1.09% at March 31, 2016, primarily reflecting additional impaired loans related to three loan relationships.

“The execution of our strategy, including prudent investments in talent, is reflected in this quarter’s solid loan production and continued growth in our trust and investment services business, which again delivered record fee income,” said Corey Chambas, President and Chief Executive Officer. “We intend to continue this momentum with the rebuild of our SBA lending business, strategically diversifying our sources of revenue while improving operating efficiency. At the same time, we remain committed to maintaining a lending culture where credit quality is foundational and we are disappointed with the increase in non-performing assets that blemished our otherwise positive first quarter performance.”
Results of Operations
Net interest income of $14.9 million decreased $1.9 million, or 11.1%, compared to the linked quarter and $651,000, or 4.2%, compared to the first quarter of 2016. The linked quarter comparison primarily reflects unusually elevated fees collected in lieu of interest from loan payoffs during the fourth quarter of 2016. Net interest income in the first quarter of 2017 compared to the prior year period reflected competitive loan pricing pressure, partially offset by successful efforts to decrease various deposit rates and increased rates on certain variable-rate loans stemming from the Federal Open Market Committee raising the targeted federal funds rate by 25 basis points in December of 2016 and again in March of 2017.

Net interest margin was 3.51% for the first quarter of 2017, compared to 3.91% in the fourth quarter of 2016 and 3.59% in the first quarter of 2016. First quarter 2017 net interest margin declined from the linked quarter principally due to the aforementioned elevated amount of fees collected in lieu of interest during the fourth quarter of 2016. Compared to the prior year period, first quarter 2017 net interest margin reflected continued loan yield compression, principally due to a shift in the mix of loan originations toward lower-yielding conventional commercial loans in recent quarters, in line with market demand. Asset yield compression was partially offset by successful efforts to decrease various deposit rates and utilize an efficient mix of wholesale funding sources, and the aforementioned targeted federal funds rate increases. The Company’s cost of interest-bearing liabilities declined from 1.07% for the first quarter of 2016 to 1.04% for the first quarter of 2017, despite a rising interest rate environment.
Management expects the successful continuation of these efforts will allow the Company to maintain a net interest margin of 3.50% or better. The collection of loan fees in lieu of interest is an expected source of volatility to quarterly net interest income and net interest margin, given the nature of the Company’s specialty lending business. Net interest margin may also experience volatility due to events such as the collection of interest on loans previously in non-accrual status or the accumulation of significant short-term deposit inflows.
Non-interest income of $4.1 million for the first quarter of 2017, representing 21.4% of total revenue, increased 3.4% from the fourth quarter of 2016 and decreased 11.6% from the first quarter of 2016. The increase from the linked quarter reflected record trust and investment services fee income and increased swap fee income. The decrease from the prior year primarily reflects lower gains from SBA loan sales resulting from the Company’s previously announced decision to temporarily slow loan production while making investments in the SBA platform. Gains on the sale of SBA loans totaled $360,000 in the first quarter of 2017, compared to $546,000 in the linked quarter and $1.4 million in the first quarter of 2016. Trust and investment services fee income totaled a record $1.6 million in the first quarter of 2017, increasing $356,000, or 28.0%, compared to the same quarter in the prior year. Existing client relationships and business development efforts remained strong as trust assets under management and administration reached a record $1.304 billion at March 31, 2017, up $99.4 million, or 33.0% annualized, from the prior quarter and $197.0 million, or 17.8%, from March 31, 2016.
Non-interest expense was $13.6 million in the first quarter of 2017, $14.5 million in the fourth quarter of 2016 and $12.7 million in the first quarter of 2016. As previously disclosed, fourth quarter 2016 non-interest expense included $794,000 for one-time termination fees associated with consolidating the Company’s technology vendor relationships and a $1.6 million SBA recourse provision for estimated losses in the outstanding guaranteed portion of SBA loans sold. No material SBA recourse provision was recognized in the first quarters of 2016 or 2017, though changes to SBA recourse reserves may be a source of non-interest expense volatility in future quarters. In addition, the Company’s first quarter 2017 marketing expenses were less than recent quarters, primarily reflecting the timing of rebranding efforts ahead of the Company’s expected consolidation of its bank charters in the second quarter of 2017.
First quarter 2017 compensation costs increased by $1.6 million compared to the linked quarter primarily due to annual merit increases and a return to normalized accruals for the Company’s annual bonus plan, while fourth quarter 2016 expenses included a $513,000 reduction to performance-related compensation accruals. Growth in compensation costs from the previous year reflects annual merit increases as well as recent additions to the SBA lending team as part of enhancements to that business line. Management expects to continue strategically investing in talent as opportunities are presented in 2017 and beyond.
The Company’s first quarter 2017 efficiency ratio was 70.85%, compared to 57.52% for the linked quarter and 62.44% for the first quarter of 2016. Unusually elevated loan fees and other non-recurring items meaningfully lowered the fourth quarter 2016 efficiency ratio. The decrease in operating efficiency from the prior year primarily reflects lower gains from SBA loan sales resulting from the Company’s previously announced decision to temporarily slow loan production while making investments in the SBA platform. Over time the Company intends to achieve its target efficiency ratio range of 58-62% through proactive expense management efforts, including its charter consolidation plans, as well as revenue initiatives such as the ramp up of SBA lending production in the second half of 2017 and into 2018.
“We are working diligently in 2017 to return to our historical targeted levels of operational efficiency,” Chambas said. “We are building a best-in-class infrastructure, with the people and processes in place to generate high-quality production in the quarters and years ahead. At the same time, we expect our pending charter consolidation and recently announced core system conversion will create capacity within our existing workforce to accommodate future growth in a highly efficient manner.”
The Company recorded provision for loan and lease losses totaling $572,000 in the first quarter of 2017, compared to $994,000 in the linked quarter and $525,000 in the first quarter of 2016. Net recoveries of $182,000 represented an annualized 0.05% of average loans and leases for the first quarter of 2017. This compares to annualized net charge-offs measuring 0.04% of average loans and leases in both the linked quarter and first quarter of 2016, respectively.

The effective tax rate was 29.5% in the first quarter 2017, compared to 23.2% in the linked quarter and 34.1% in the first quarter of 2016. No significant discrete items were recognized during the first quarter of 2017.
Balance Sheet
Period-end gross loans and leases receivable totaled $1.481 billion at March 31, 2017, increasing $30.3 million, or 8.4% annualized, from December 31, 2016 and increasing $32.4 million, or 2.2%, from March 31, 2016. On an average basis, gross loans and leases of $1.456 billion decreased by $12.1 million, or 0.8%, compared to the fourth quarter of 2016, as first quarter growth largely occurred late in the quarter.
“First quarter 2017 loan growth of $30.3 million marks the Company’s strongest first quarter expansion since 2008,” said Chambas. “In what is typically our weakest quarter for loan growth, our team created great momentum to begin the year. Their exceptional performance positions us well to achieve our loan growth goals in 2017 and demonstrates the merits of our significant investments in talent over the past several years.”
Period-end in-market deposits - consisting of all transaction accounts, money market accounts and non-wholesale deposits - totaled $1.104 billion, or 69.5% of total bank funding at March 31, 2017, compared to $1.122 billion, or 71.4% at December 31, 2016 and $1.106 billion or 69.6% at March 31, 2016. The decrease in in-market deposits compared to the linked quarter was primarily due to expected seasonality of our non-transaction accounts. Period-end wholesale bank funds were $484.5 million at March 31, 2017, including brokered certificates of deposit of $342.6 million, deposits gathered through internet deposit listing services of $45.8 million and Federal Home Loan Bank (“FHLB”) advances of $96.1 million. Consistent with the Corporation’s longstanding funding strategy to use the most efficient and cost effective source of wholesale funds, management replaced maturing wholesale deposits with fixed rate FHLB advances at various maturity terms during the quarter. As part of this efficient funding strategy, during the first quarter of 2017, the Company increased its use of FHLB borrowings by $62.5 million. Over time, management intends to maintain a ratio of in-market deposits to total bank funding sources in line with the Company's historical range of 60%-70%.
Asset Quality
First Business’s total non-performing assets were $39.0 million at March 31, 2017, increasing by $12.3 million, or 46.2%, compared to $26.7 million at December 31, 2016 and increasing by $19.5 million, or 99.6%, compared to $19.5 million at March 31, 2016. As a percent of total assets, non-performing assets measured 2.17% at March 31, 2017, compared to 1.50% and 1.09% at the end of the linked quarter and first quarter of 2016, respectively. Included in these totals are non-performing assets at Alterra which totaled $21.7 million at March 31, 2017, compared to $15.9 million at December 31, 2016 and $5.5 million at March 31, 2016.
Deterioration in a $6.7 million commercial and industrial loan to a Wisconsin-based client had a meaningful impact on the Company’s non-performing assets during the first quarter. The borrower has no additional unfunded commitments and the loan did not require a specific reserve or charge-off as of March 31, 2017. The Company does not believe this borrower’s deterioration is indicative of any broader trend in its portfolio.
Two unrelated SBA relationships, an owner-occupied commercial real estate loan and a construction loan, accounted for the remaining increase in non-performing assets during the first quarter. The owner-occupied loan represented the repurchase of a previously sold portion of an SBA loan, which the Company identified as impaired during 2016. The construction loan impairment was primarily driven by rapid deterioration of the client’s business that also impacted our source of repayment. The impaired loan increases related to these loan relationships were fully-collateralized as of March 31, 2017.
Notwithstanding recent increases in non-performing assets, the Company remains committed to its credit culture and the high standards long established within the First Business franchise.
Capital Strength
The Company's capital ratios continued to exceed the highest required regulatory benchmark levels. As of March 31, 2017, total capital to risk-weighted assets was 11.55%, tier 1 capital to risk-weighted assets was 9.16%, tier 1 leverage capital to adjusted average assets was 9.26% and common equity tier 1 capital to risk-weighted assets was 8.60%.
Quarterly Dividend Increased
As previously announced, during January 2017 the Company's Board of Directors declared a $0.01 increase in its regular quarterly dividend, to $0.13 per share. The dividend was paid on February 24, 2017 to shareholders of record at the close of business on February 10, 2017. Measured against first quarter 2017 diluted earnings per share of $0.39, the dividend represents a 33.3% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (NASDAQ:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives and high net worth individuals. First Business offers commercial banking, specialty finance and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Adverse changes in the economy or business conditions, either nationally or in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our ability to manage growth effectively, including the successful expansion of our client support, administrative infrastructure and internal management systems.

•	Fluctuations in interest rates and market prices.

•	The consequences of continued bank acquisitions and mergers in our markets, resulting in fewer but much larger and financially stronger competitors.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including with respect to our internet banking activities.

•	Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
ASSETS
Cash and cash equivalents	$60,899	$77,517	$68,764	$131,611	$104,854
Securities available-for-sale, at fair value	147,058	145,893	154,480	137,692	140,823
Securities held-to-maturity, at amortized cost	38,485	38,612	35,109	36,167	36,485
Loans held for sale	3,924	1,111	2,627	5,548	1,697
Loans and leases receivable	1,480,971	1,450,675	1,458,297	1,451,815	1,448,586
Allowance for loan and lease losses	(21,666)	(20,912)	(20,067)	(18,154)	(16,684)
Loans and leases, net	1,459,305	1,429,763	1,438,230	1,433,661	1,431,902
Premises and equipment, net	3,955	3,772	3,898	3,969	3,868
Foreclosed properties	1,472	1,472	1,527	1,548	1,677
Bank-owned life insurance	39,358	39,048	29,028	28,784	28,541
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	4,782	2,131	2,165	2,163	2,734
Goodwill and other intangible assets	12,774	12,773	12,762	12,923	12,606
Accrued interest receivable and other assets	28,578	28,607	23,848	25,003	24,945
Total assets	$1,800,590	$1,780,699	$1,772,438	$1,819,069	$1,790,132
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$1,104,281	$1,122,174	$1,116,974	$1,130,890	$1,105,633
Wholesale deposits	388,433	416,681	449,225	477,054	475,955
Total deposits	1,492,714	1,538,855	1,566,199	1,607,944	1,581,588
Federal Home Loan Bank advances and other borrowings	121,841	59,676	29,946	33,570	35,011
Junior subordinated notes	10,008	10,004	10,001	9,997	9,993
Accrued interest payable and other liabilities	11,893	10,514	6,361	9,164	8,341
Total liabilities	1,636,456	1,619,049	1,612,507	1,660,675	1,634,933
Total stockholders’ equity	164,134	161,650	159,931	158,394	155,199
Total liabilities and stockholders’ equity	$1,800,590	$1,780,699	$1,772,438	$1,819,069	$1,790,132

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Total interest income	$18,447	$20,321	$18,898	$19,555	$19,343
Total interest expense	3,559	3,568	3,603	3,814	3,804
Net interest income	14,888	16,753	15,295	15,741	15,539
Provision for loan and lease losses	572	994	3,537	2,762	525
Net interest income after provision for loan and lease losses	14,316	15,759	11,758	12,979	15,014
Trust and investment services fee income	1,629	1,375	1,364	1,344	1,273
Gain on sale of SBA loans	360	546	347	2,131	1,376
Service charges on deposits	765	743	772	733	742
Loan fees	458	639	506	676	609
Other non-interest income	851	628	651	939	594
Total non-interest income	4,063	3,931	3,640	5,823	4,594
Compensation	8,683	7,091	7,637	8,447	8,370
Occupancy	475	481	530	500	508
Professional fees	1,010	1,144	1,065	961	861
Data processing	584	1,327	623	697	651
Marketing	370	628	528	448	734
Equipment	283	276	292	341	280
Computer software	683	553	539	574	494
FDIC insurance	380	483	444	254	291
Collateral liquidation costs	92	58	89	68	47
Net loss on foreclosed properties	—	29	—	93	—
Impairment of tax credit investments	113	171	3,314	94	112
SBA recourse provision	6	1,619	375	74	—
Other non-interest expense	881	663	317	907	351
Total non-interest expense	13,560	14,523	15,753	13,458	12,699
Income (loss) before income tax expense	4,819	5,167	(355)	5,344	6,909
Income tax expense (benefit)(1)	1,422	1,199	(3,020)	1,621	2,356
Net income(1)	$3,397	$3,968	$2,665	$3,723	$4,553

Per common share:
Basic earnings(1)	$0.39	$0.46	$0.31	$0.43	$0.52
Diluted earnings(1)	0.39	0.46	0.31	0.43	0.52
Dividends declared	0.13	0.12	0.12	0.12	0.12
Book value	18.83	18.55	18.35	18.20	17.84
Tangible book value	17.36	17.08	16.88	16.71	16.39
Weighted-average common shares outstanding(2)	8,600,620	8,587,814	8,582,836	8,566,718	8,565,050
Weighted-average diluted common shares outstanding(2)	8,600,620	8,587,814	8,582,836	8,566,718	8,565,050

(1)
Results as of and for the three months ended September 30, 2016, June 30, 2016, and March 31, 2016, have been adjusted to reflect early adoption of ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.”

(2)	Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2017			December 31, 2016			March 31, 2016
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$946,110	$10,318	4.36%	$950,168	$11,561	4.87%	$922,859	$10,730	4.65%
Commercial and industrial loans(1)	451,552	6,595	5.84%	462,778	7,309	6.32%	470,503	7,082	6.02%
Direct financing leases(1)	30,123	323	4.29%	29,476	325	4.41%	30,845	343	4.45%
Consumer and other loans(1)	28,202	286	4.06%	25,714	271	4.22%	27,427	289	4.21%
Total loans and leases receivable(1)	1,455,987	17,522	4.81%	1,468,136	19,466	5.30%	1,451,634	18,444	5.08%
Mortgage-related securities(2)	145,804	618	1.70%	152,894	607	1.59%	144,899	599	1.65%
Other investment securities(3)	38,554	161	1.67%	34,414	136	1.58%	31,326	123	1.57%
FHLB and FRB stock	3,150	24	3.05%	2,702	18	2.66%	2,802	21	2.92%
Short-term investments	51,136	122	0.95%	56,364	94	0.67%	101,420	156	0.62%
Total interest-earning assets	1,694,631	18,447	4.35%	1,714,510	20,321	4.74%	1,732,081	19,343	4.47%
Non-interest-earning assets	80,254			67,719			88,361
Total assets	$1,774,885			$1,782,229			$1,820,442
Interest-bearing liabilities
Transaction accounts	$192,297	232	0.48%	$185,336	184	0.40%	$162,793	88	0.22%
Money market	627,188	660	0.42%	618,723	659	0.43%	646,362	828	0.51%
Certificates of deposit	55,393	132	0.95%	60,149	145	0.96%	73,163	151	0.83%
Wholesale deposits	400,672	1,649	1.65%	437,412	1,767	1.62%	497,274	1,986	1.60%
Total interest-bearing deposits	1,275,550	2,673	0.84%	1,301,620	2,755	0.85%	1,379,592	3,053	0.89%
FHLB advances	60,703	154	1.01%	30,995	72	0.93%	7,537	19	1.03%
Other borrowings	25,921	458	7.07%	25,387	461	7.26%	27,006	455	6.74%
Junior subordinated notes	10,006	274	10.97%	10,002	280	11.20%	9,991	277	11.09%
Total interest-bearing liabilities	1,372,180	3,559	1.04%	1,368,004	3,568	1.04%	1,424,126	3,804	1.07%
Non-interest-bearing demand deposit accounts	228,015			246,016			228,294
Other non-interest-bearing liabilities	11,223			6,655			12,337
Total liabilities	1,611,418			1,620,675			1,664,757
Stockholders’ equity	163,467			161,554			155,685
Total liabilities and stockholders’ equity	$1,774,885			$1,782,229			$1,820,442
Net interest income		$14,888			$16,753			$15,539
Interest rate spread			3.31%			3.70%			3.40%
Net interest-earning assets	$322,451			$346,506			$307,955
Net interest margin			3.51%			3.91%			3.59%

(1)
The average balances of loans and leases include non-performing loans and leases and loans held for sale. Interest income related to non-performing loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

SELECTED FINANCIAL TRENDS

PERFORMANCE RATIOS

	For the Three Months Ended
(Unaudited)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Return on average assets (annualized)(1)	0.77%	0.89%	0.59%	0.82%	1.00%
Return on average equity (annualized)(1)	8.31%	9.82%	6.69%	9.45%	11.70%
Efficiency ratio	70.85%	57.52%	63.63%	61.14%	62.44%
Interest rate spread	3.31%	3.70%	3.28%	3.38%	3.40%
Net interest margin	3.51%	3.91%	3.50%	3.59%	3.59%
Average interest-earning assets to average interest-bearing liabilities	123.50%	125.33%	126.45%	124.32%	121.62%

(1)
Results for the three months ended September 30, 2016, June 30, 2016, and March 31, 2016, have been adjusted to reflect early adoption of ASU 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.”

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Non-performing loans and leases	$37,519	$25,194	$25,712	$22,680	$17,861
Foreclosed properties	1,472	1,472	1,527	1,548	1,677
Total non-performing assets	38,991	26,666	27,239	24,228	19,538
Performing troubled debt restructurings	702	717	732	788	1,628
Total impaired assets	$39,693	$27,383	$27,971	$25,016	$21,166

Non-performing loans and leases as a percent of total gross loans and leases	2.53%	1.74%	1.76%	1.56%	1.23%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	2.63%	1.83%	1.86%	1.67%	1.35%
Non-performing assets as a percent of total assets	2.17%	1.50%	1.54%	1.33%	1.09%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.46%	1.44%	1.37%	1.25%	1.15%
Allowance for loan and lease losses as a percent of non-performing loans and leases	57.75%	83.00%	78.05%	80.04%	93.41%

Criticized assets:
Special mention	$—	$—	$—	$—	$—
Substandard	46,299	34,299	32,135	25,723	33,875
Doubtful	—	—	—	—	—
Foreclosed properties	1,472	1,472	1,527	1,548	1,677
Total criticized assets	$47,771	$35,771	$33,662	$27,271	$35,552
Criticized assets to total assets	2.65%	2.01%	1.90%	1.50%	1.99%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Charge-offs	$209	$344	$1,656	$1,350	$244
Recoveries	(391)	(194)	(32)	(58)	(87)
Net (recoveries) charge-offs	$(182)	$150	$1,624	$1,292	$157
Net (recoveries) charge-offs as a percent of average gross loans and leases (annualized)	(0.05)%	0.04%	0.44%	0.35%	0.04%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Total capital to risk-weighted assets	11.55%	11.74%	11.44%	11.44%	11.24%
Tier I capital to risk-weighted assets	9.16%	9.26%	9.02%	9.08%	8.96%
Common equity tier I capital to risk-weighted assets	8.60%	8.68%	8.45%	8.50%	8.37%
Tier I capital to adjusted assets	9.26%	9.07%	8.75%	8.63%	8.44%
Tangible common equity to tangible assets	8.47%	8.42%	8.36%	8.05%	8.02%

SELECTED OTHER INFORMATION
Loan and Lease Receivable Composition

(Unaudited)	As of
(in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Commercial real estate:
Commercial real estate - owner occupied	$183,016	$176,459	$169,170	$167,936	$174,286
Commercial real estate - non-owner occupied	492,366	473,158	483,540	502,378	441,539
Land development	52,663	56,638	60,348	60,599	61,953
Construction	91,343	101,206	110,426	88,339	117,825
Multi-family	107,669	92,762	73,081	73,239	84,004
1-4 family	40,036	45,651	46,341	47,289	50,923
Total commercial real estate	967,093	945,874	942,906	939,780	930,530
Commercial and industrial	458,778	450,298	464,920	456,297	461,573
Direct financing leases, net	29,330	30,951	29,638	30,698	31,617
Consumer and other:
Home equity and second mortgages	8,237	8,412	5,390	7,372	7,366
Other	18,859	16,329	16,610	18,743	18,510
Total consumer and other	27,096	24,741	22,000	26,115	25,876
Total gross loans and leases receivable	1,482,297	1,451,864	1,459,464	1,452,890	1,449,596
Less:
Allowance for loan and lease losses	21,666	20,912	20,067	18,154	16,684
Deferred loan fees	1,326	1,189	1,167	1,075	1,010
Loans and leases receivable, net	$1,459,305	$1,429,763	$1,438,230	$1,433,661	$1,431,902

SELECTED OTHER INFORMATION (CONTINUED)
Deposit Composition

(Unaudited)	As of
(in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Non-interest-bearing transaction accounts	$227,947	$252,638	$258,423	$243,370	$236,662
Interest-bearing transaction accounts	205,912	183,992	192,482	151,865	154,351
Money market accounts	616,557	627,090	603,872	671,420	646,336
Certificates of deposit	53,865	58,454	62,197	64,235	68,284
Wholesale deposits	388,433	416,681	449,225	477,054	475,955
Total deposits	$1,492,714	$1,538,855	$1,566,199	$1,607,944	$1,581,588
Trust Assets

(Unaudited)	As of
(in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Trust assets under management	$1,126,835	$977,015	$935,584	$906,239	$896,414
Trust assets under administration	176,976	227,360	231,825	227,864	210,357
Total trust assets	$1,303,811	$1,204,375	$1,167,409	$1,134,103	$1,106,771

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Common stockholders’ equity	$164,134	$161,650	$159,931	$158,394	$155,199
Goodwill and other intangible assets	(12,774)	(12,773)	(12,762)	(12,923)	(12,606)
Tangible common equity	$151,360	$148,877	$147,169	$145,471	$142,593
Common shares outstanding	8,718,307	8,715,856	8,717,299	8,703,942	8,700,172
Book value per share	$18.83	$18.55	$18.35	$18.20	$17.84
Tangible book value per share	17.36	17.08	16.88	16.71	16.39

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
‘‘Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Common stockholders’ equity	$164,134	$161,650	$159,931	$158,394	$155,199
Goodwill and other intangible assets	(12,774)	(12,773)	(12,762)	(12,923)	(12,606)
Tangible common equity	$151,360	$148,877	$147,169	$145,471	$142,593
Total assets	$1,800,590	$1,780,699	$1,772,438	$1,819,069	$1,790,132
Goodwill and other intangible assets	(12,774)	(12,773)	(12,762)	(12,923)	(12,606)
Tangible assets	$1,787,816	$1,767,926	$1,759,676	$1,806,146	$1,777,526
Tangible common equity to tangible assets	8.47%	8.42%	8.36%	8.05%	8.02%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties, other discrete items that are unrelated to the Company’s primary business activities and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Total non-interest expense	$13,560	$14,523	$15,753	$13,458	$12,699
Less:
Net loss on foreclosed properties	—	29	—	93	—
Amortization of other intangible assets	14	14	16	16	16
SBA recourse provision	6	1,619	375	74	—
Impairment of tax credit investments	113	171	3,314	94	112
Deconversion fees	—	794	—	—	—
Total operating expense	$13,427	$11,896	$12,048	$13,181	$12,571
Net interest income	$14,888	$16,753	$15,295	$15,741	$15,539
Total non-interest income	4,063	3,931	3,640	5,823	4,594
Less:
Gain on sale of securities	—	3	—	7	—
Total operating revenue	$18,951	$20,681	$18,935	$21,557	$20,133
Efficiency ratio	70.85%	57.52%	63.63%	61.14%	62.44%